UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2014

U.S. Rare Earth Minerals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-154912	26-2797630
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6430 Medical Center St., Suite 230, Las Vegas, Nevada	89148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-551-1989

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Because there is not sufficient cash available to pay the officers, directors, lawyers and other persons providing services to the Company on a current basis, the officers, directors and the various service providers and attorneys agreed to accept shares of unregistered stock in consideration of their services. It is also advantageous to the Company since the officers will be incentivized by working to make the Company successful and share the rise in the stock price as the Company increases its profits due to their efforts.

The Board of Directors, took into consideration the following factors in determining the number of shares to be issued to the officers and directors:

1.	current market price of the shares of common stock is less than one cent per share and there are very few buyers and certain of the market makers of the shares do not trade stock for less than one cent per share; and
2.	the Company is not in a position financially to pay current salaries for any of the officers and compensate directors for their services; and
3.	various Rule 144 limitations on sale; and
4.	the shares issued would be compensation for the services of the officers and directors for a term of three years ending on August 31, 2017, as set forth below.

Michael Herod, President, Chief Operating Officer and a member of the Board of Directors and Larry Bonafide, Chief Financial Officer, Secretary and a member of the Board of Directors each will receive unregistered common shares of twenty-five million shares each. David Lee, a member of the Board of Directors will receive five million shares.

Various professionals and service providers, who are owed various unpaid amounts for past and current services rendered to the Company have agreed to accept unregistered shares of common stock in lieu of cash for payment of their services in the aggregate of fifty million shares.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. RARE EARTH MINERALS, INC.

Dated: September 8, 2014	By:	/s/ Michael Herod
Michael Herod President and Director

September 8, 2014	By:	/s/ Larry Bonafide
Larry Bonafide Chief Financial Officer and Director

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